Exhibit 99

PRIMEDIA Inc.	News Release
745 Fifth Avenue
New York, NY 10151

PRIMEDIA Reports Third Quarter 2006 Results

NEW YORK—November 7, 2006—PRIMEDIA Inc. (NYSE: PRM) today reported Third Quarter 2006 results.

($ millions)	Third Quarter		Percent	First Nine Months		Percent
	2006	2005	Change	2006	2005	Change
Segment Revenue, net (a):
Enthusiast Media	$162.2	$154.7	4.8%	$467.6	$449.9	3.9%
Consumer Guides	81.3	81.3	0.0%	244.0	236.4	3.2%
Education	10.6	11.0	-3.6%	40.6	48.2	-15.8%
Intersegment Eliminations	(0.1)	(0.1)		(0.2)	(0.2)
Total Net Revenue	$254.0	$246.9	2.9%	$752.0	$734.3	2.4%
Segment EBITDA (b):
Enthusiast Media	$34.3	$32.4	5.9%	$88.3	$88.4	-0.1%
Consumer Guides	21.7	17.8	21.9%	57.6	53.9	6.9%
Education	(2.9)	(1.7)		(3.1)	4.0	-177.5%
Corporate Overhead	(6.6)	(6.3)		(20.5)	(20.0)
Total Segment EBITDA	$46.5	$42.2	10.2%	$122.3	$126.3	-3.2%
Operating Income	$35.1	$28.2	24.5%	$85.7	$90.9	-5.7%
Loss from Continuing Operations (c)	($3.3)	($16.8)		($8.1)	($49.8)
Discontinued Operations	$57.1 (d)	$224.6 (f)		$67.7 (e)	$628.1 (g)
Net Income	$53.8	$207.8		$59.6	$578.3
Free Cash Flow (h)	$13.8	$21.1		$11.5	($21.2)

a) This presentation eliminates all intrasegment activity.

b) Reconciled to GAAP measure in the attached Financial Highlights table.

c) In 2006, interest expense w as increased by $0.5 million and decreased by $11.6 million for the three and nine months ended September 30, 2006, respectively, due to the fair value measurement of the liability arising from the forw ard agreement related to the Automotive.com acquisition.

d) Includes net gain on the sales of Crafts Group and Gems Group of $46.3 million and $3.0 million, respectively.
e) Includes net gain on the sales of Crafts Group, History Group and Gems group of $46.3 million, $13.7 million and $3.0 million, respectively.

f ) Includes net gain on the sale of the Business Information segment of $219.0 million.

g) Includes net gain on the sales of About, Inc. of $379.1 million, the Business Information segment of $219.0 million and PWPL of $3.4

h) Free cash flow as used in this release is defined as net cash provided by operating activities adjusted for additions to property, equipment and other, net and capital lease obligations (excluding acquisitions). Discontinued operations are included until sold or shut dow n. Free cash flow is reconciled to a GAAP measure in the attached Exhibit A.

“We continue to aggressively execute our strategies in both the Enthusiast Media and Consumer Guides Segments, positively impacting our largest businesses despite difficult market conditions.  We expect similar positive results as we apply our strategies through our entire portfolio,” said Dean Nelson, Chairman, President, and CEO of PRIMEDIA Inc.

“The Company has made significant progress toward addressing a number of the challenges that have hindered performance in recent years, including improving product quality, increasing circulation efficiencies, establishing a significant Enthusiast Media Internet business, creating and growing New Home and Auto Guides, and turning around Films Media and PRIMEDIA Healthcare.  Enthusiast Media’s Consumer and Performance Automotive, Soaps, and Outdoors businesses are performing in line with our expectations despite very difficult market conditions, reflecting the strength of our brands and the successful execution of our strategies.  Consumer Guides’ New Home Guide business continues to deliver outstanding results, and management team has taken a number of positive actions to improve the performance of Apartment Guide during this period of extraordinarily high occupancy rates.

“However, the magnitude of other challenges has increased, causing us to reduce 2006 guidance.  Channel One is having a worse-than-expected 2006 selling season.  Enthusiast Media’s International Automotive category continues to decline as the overall tuner market has not yet stabilized.  Additionally, expenses related to assessing the potential spin-off, which are non-recurring, are expected to total approximately $5 million in 2006, or $3 million more than forecasted, principally as a result of having to perform extensive tax work relating to NOLs,” said Nelson.

Consolidated Guidance:  In 2006, the Company expects PRIMEDIA Inc. to deliver low single digit percentage revenue growth, and flat Segment EBITDA growth, both lower than previous guidance of mid single digit and low-to-mid single digit percentage growth, respectively.  The Company expects that the declines in Channel One and International Automotive, combined with the increase in spin-related expenses, will reduce 2006 revenue by approximately $17 million, and 2006 Segment EBITDA by approximately $13 million below the Company’s original forecast.

Guidance provided by PRIMEDIA remains in force unless revised by the Company and does not reflect the impact of any potential transactions.

Enthusiast Media Segment Guidance:  In 2006, the Company expects its Enthusiast Media Segment to deliver low-to-mid single digit percentage revenue growth, and low single digit percentage Segment EBITDA growth, both slightly lower than previous guidance of mid single digit and low-to-mid single digit percentage growth, respectively.  These guidance reductions are primarily due to lower-than-expected performance in the Segment’s International Automotive Group.  In addition, lower-than-anticipated revenues in the Action Sports and Marine Groups, and certain non-digital components of non-print, contributed to the shortfall.  Although these revenue weaknesses are partially offset by aggressive cost management across all areas of the business, the net impact is a slight reduction in guidance.

Consumer Guides Segment Guidance:  Consistent with previously provided guidance, for the full year 2006, the Company expects its Consumer Guides Segment to deliver mid single digit percentage Segment EBITDA growth, driven primarily by strong gains in New Home Guide, overall annual improvement in Auto Guide, growth in the RentClicks business, and cost management.  While the Segment’s Auto Guide business is delivering strong performance, its growth rate is less-than-expected, primarily due to certain execution issues that are being addressed.  The Company now expects its Consumer Guides segment to deliver low-to-mid single digit percentage revenue growth, down from previous guidance of mid single digit percentage growth.

In late 2005, the Company announced that its Board of Directors authorized management, along with advisors Goldman Sachs and Lehman Brothers, and counsel Simpson Thacher & Bartlett, to explore the separation of its businesses via a tax-free spin-off into two separate publicly-traded companies.  The plan being contemplated would spin-off PRIMEDIA’s Consumer Guides Segment.  In furtherance of the assessment of a potential spin-off, the Board of Directors approved the filing of a ruling request with the Internal Revenue Service and a Form 10 with the Securities and Exchange Commission.  Both the IRS ruling request and Form 10 have been filed.  Although the Board has taken these additional steps, there has been no final decision on whether to complete the spin-off.

On September 26th, it was announced that Enthusiast Media LLC, an entity formed by affiliates of Sandler Capital Management, completed the acquisition of all of the assets of PRIMEDIA’s previously discontinued Crafts Group for approximately $132 million in cash.

PRIMEDIA’s multiple of net debt and preferred to Segment EBITDA (including discontinued operations not yet sold or shut down) is 7.6x, compared to 12x on September 30, 2001.  On September 30, 2006, net debt was $1.31 billion versus net debt and preferred shares of $2.70 billion on September 30, 2001.  In connection with the evaluation of a possible spin-off, questions have arisen in connection with the NOL carryforwards at December 31, 2005.  As a result, we have retained Deloitte & Touche to review the amount of our NOLs as of December 31, 2005 and we are still in the process of that review.  However, the Company has substantial NOLs and has adequate resources to finance the implementation of its operating strategy and growth initiatives.

Segment Results

Enthusiast Media (Includes the Company’s Automotive, Outdoors, and other groups.)

($ millions)	Third Quarter		Percent	First Nine Months		Percent
	2006	2005	Change	2006	2005	Change
Revenue, net (a)
Advertising	$88.8	$88.3	0.6%	$256.0	$258.4	-0.9%
Circulation	51.5	51.4	0.2%	149.7	150.8	-0.7%
Other	21.8	14.9	46.3%	61.7	40.5	52.3%
Intersegment Revenue	0.1	0.1		0.2	0.2
Total Net Revenue	$162.2	$154.7	4.8%	$467.6	$449.9	3.9%

Segment Expenses	$127.9	$122.3	4.6%	$379.3	$361.5	4.9%

Segment EBITDA (b)	$34.3	$32.4	5.9%	$88.3	$88.4	-0.1%

a) This presentation eliminates all intrasegment activity.

b) Reconciled to GAAP measure in the attached Financial Highlights table.

Strong advertising revenue from Enthusiast Media’s Consumer Automotive Group was offset primarily by advertising revenue declines in the Company’s International Automotive Group.  Additionally,

during the quarter, there was one fewer issue of Soap Opera Weekly, adversely impacting advertising revenue.  Circulation revenue reflects strong performance in Performance Automotive and Soaps’ newsstand results, despite one fewer issue of Soap Opera Weekly in the quarter, offset primarily by subscription revenue softness in the Company’s International Automotive business.

Thus far in 2006, the Company has implemented significant product improvements on 24 magazines, primarily in the Performance and International Automotive Groups where challenges have been the greatest.  Product improvements have been made on titles representing approximately 25% of year-to-date print advertising and circulation revenue.  Early results of the product improvement efforts continue to be positive.  Increased appeal of the redesigned titles combined with cover price increases on 17 of the 24 redesigned titles helped drive newsstand revenue more than 12 percentage points above the rest of the portfolio, with the six month period prior to each redesign as the basis for comparison.  Unit sale increases on redesigned titles were higher than the rest of the portfolio, even with cover price increases.  Advertising revenue for the 24 redesigned titles grew more than 11 percentage points above the rest of the portfolio.  These initial advertising revenue results reflect a surge in advertiser enthusiasm for redesigned publications’ first issues.  We expect continuation of increased revenues but not at the initial levels.  The redesigned publications had a meaningful increase in profitability as the increases in revenue well exceeded the redesign costs.

The Company continued to enhance the quality of the senior editorial and art director team.  Year to date, 18 senior editors and art directors have joined from other publishers, and their contributions have already been felt in the Segment’s product improvement efforts.

PRIMEDIA continues to optimize circulation draw and distribution to improve profitability.  In the third quarter, PRIMEDIA reduced draw by 4.6 million copies, or 9.4%.  Based on the success of the program to date, the Company is implementing further reductions in the fourth quarter.

Growth in Other revenue reflects continued success in expanding the Segment’s Internet, events, and television and radio businesses.

The Company now expects non-print will represent approximately 20% of Enthusiast Media Segment EBITDA in 2006, down from the previous estimate of 25%, primarily due to certain non-digital components of non-print delivering less-than-expected growth for the full year.  Digital continues to grow rapidly as its Segment EBITDA in the third quarter exceeded its total Segment EBITDA generated in the first half of 2006.  However, digital advertising revenue across all categories has grown less than the high level initially forecasted.  Through the first nine months of 2006, non-print represented 14% of Segment EBITDA, versus 10% in all of 2005, reflecting progress in expanding the Segment’s non-print businesses.

On October 25, 2006, the Company announced the appointment of Greg Goff to the position of President, PRIMEDIA Enthusiast Media Digital.  Mr. Goff will oversee the Segment’s online business strategy, managing growth across the portfolio of category-leading Automotive, Outdoor and Action Sports brands, including Automotive.com and Equine.com.  Mr. Goff reports to Steve Parr, President of PRIMEDIA Enthusiast Media.  Mr. Goff brings extensive experience to PRIMEDIA in Internet strategy and brand management, most recently serving as General Manager at Knight Ridder, Inc. where he led its targeted publishing division. Mr. Goff also served as President, New Media Division for Village Voice Media where he created the new media group and directed the development and redesign of several websites.  During his tenure as Vice President Marketing and Product Development for Babycenter.com, the website became one of the most visited parenting websites on the Internet.

Automotive:

Automotive Group revenue grew 12% in the third quarter.  This revenue growth is primarily due to a significant increase in print advertising revenue in the Consumer Automotive Group, strong newsstand performance in the Performance Automotive Group, licensing fees from Motor Trend TV, and the impact of the acquisition of Automotive.com, which occurred in November, 2005.  Continued weakness in almost all areas of the International Automotive Group again reduced results.

During the quarter, PRIMEDIA appointed renowned automotive editor Gavin Conway as editor-in-chief of Automobile Magazine.  Mr. Conway joins PRIMEDIA from IWC Media, where he was the editor of 4Car, the U.K.’s largest and most respected online motoring magazine.  Mr. Conway brings a distinguished and award-winning career in automotive journalism, having served as the deputy editor of Autocar Magazine and editor of Classic & Sportscar Magazine, both highly regarded U.K. publications.

In the Performance Automotive Group, the increases in newsstand and print advertising revenue were largely due to the Company’s redesign efforts, including strong performance by the newly redesigned Hot Rod and Car Craft, and the expanded frequency of the Company’s Diesel Power magazine.  In addition, overall Group performance was driven by strong results in events, partially offset by a slight decrease in television and radio revenue.

As interest in improving the performance and aesthetics of moderately-priced Asian cars (the ‘tuner’ market) continues to wane, PRIMEDIA’s International Automotive Group continues to experience declines in almost all categories.  The Group’s Segment EBITDA generates a high return on sales, and the Company continues its efforts to maximize product quality, circulation profitability, and non-print revenue sources to minimize the declines.

PRIMEDIA’s Automotive Digital Network, comprising seven flagship, in-market websites, including MotorTrend.com, AutomobileMag.com, Automotive.com, and Intellichoice.com, delivers more than 10 million unique visitors and 55 million page views each month, and is currently the eighth largest online automotive network, according to Nielsen//NetRatings - NetView.  Reflecting strong third-party validation of the value to advertisers of PRIMEDIA Automotive Digital Network, Nielsen’s @Plan market research system currently indexes the PRIMEDIA Automotive Digital Network as the leading online network in the critical category of consumers who intend to purchase a new or used vehicle in the next six months, which is a key component of the automakers’ online advertising selection process.  During the third quarter, Automotive.com continued to grow advertising revenue and lead generation profitability.  Increases in sales volumes and lead pricing, combined with reduced lead acquisition costs, drove the growth in lead generation profitability.

The Company’s reliance on automaker print advertising has historically been, and continues to be, relatively small.  U.S. automaker print advertising in the quarter was just 5% of the Segment’s total print advertising revenue.  Total automaker print advertising in the quarter was 11% of the Segment’s total, and non-automaker automotive print advertising (aftermarket parts and accessories, as examples) was 51% of the Segment’s total.  These percentages reflect little change from last year.  Through the first three quarters of 2006, automaker print advertising revenue across the entire Enthusiast Media Segment grew 2%.  According to the Publishers Information Bureau, the automotive advertising category, as measured by total ad pages, was down 12.7% through the first three quarters of 2006.

Outdoors Group (Includes Action Sports Group):

Outdoors Group revenue declined 0.7% in the third quarter, primarily due to declines in subscriber and event revenue, offset primarily by the impact of the acquisition of Equine.com, which occurred in October, 2005, and growth in television and radio.  Action Sports newsstand revenue was down year-over-year due to a special edition of Snowboarder Magazine produced in the third quarter of 2005 that was not produced in 2006.  Adjusting for this special edition, Outdoors newsstand revenue was essentially flat.  The subscription revenue decline was due to a deliberate cut in direct marketing, as subscription levels in the Group’s rate-base publications exceeded rate-base requirements.  The savings in direct marketing expense more than offset the loss in revenue.  Despite new or increased revenue from non-endemic advertisers including Honda ATV, Suzuki ATV, and Activision video games, non-endemic advertising in the Outdoors Group declined due to the loss of non-endemic automaker advertising.

Outdoors online revenue grew over 20% organically during the quarter.  The Outdoors Group is capitalizing on the migration of brokerage advertising from print to internet with its October launch of Power & Motoryacht’s online brokerage site, leveraging technology and management from the Company’s acquisition of Equine.com.

Licensing and Merchandising:  Weakness in the toy market for remote control and die cast cars was the primary cause of a decline in group revenue, partially offset by strong retail performance of apparel and accessories lines, and the continued expansion of creative licensing programs launched under the Motor Trend and Lowrider brands.  Also this quarter, the group contracted to develop a line of Surfer-branded apparel and headwear and an In-Fisherman men’s apparel line.

Consumer Source Inc. (PRIMEDIA’s Consumer Guides Segment)  Includes Apartment Guide, New Home Guide, Auto Guide, RentClicks, AmericanHomeGuides.com, Rentals.com, and the DistribuTech distribution business.

($ millions)	Third Quarter		Percent	First Nine Months		Percent
	2006	2005	Change	2006	2005	Change
Revenue, net (a)
Advertising	$67.3	$67.0	0.4%	$201.7	$194.7	3.6%
Other	14.0	14.3	-2.1%	42.3	41.7	1.4%
Total Net Revenue	$81.3	$81.3	0.0%	$244.0	$236.4	3.2%

Segment Expenses	$59.6	$63.5	-6.1%	$186.4	$182.5	2.1%

Segment EBITDA (b)	$21.7	$17.8	21.9%	$57.6	$53.9	6.9%

a) This presentation eliminates all intrasegment activity.

b) Reconciled to GAAP measure in the attached Financial Highlights table.

Consumer Source’s third quarter advertising revenue growth was driven primarily by growth in the New Home and Auto Guide divisions, offset by declines in the Segment’s Apartment division.  Other revenue’s slight decline reflects DistribuTech’s optimization of distribution locations, which is continually evaluated to best meet the distribution needs of Consumer Source’s core guides business.

Consumer Source Segment EBITDA increase reflects strong New Home Guide organic growth, DistribuTech program optimization, and the annualization of New Home and Auto Guide launches, partially offset by the decline in Apartment Guide advertising.

Apartment Guide, ApartmentGuide.com, Rentclicks:  The Segment’s largest business, representing 76% of advertising revenue, Apartment Guide/ApartmentGuide.com, continues to face challenging market conditions in the multi-family housing industry.  Total advertising revenue in the quarter declined 5.6%, primarily due to high occupancy rates across over half of the markets along with a reduced advertiser base as a result of continued losses from condominium conversions.  Although the rate of condominium conversions has slowed considerably from this time last year, the lost advertiser base from conversions in prior periods continued to negatively impact the business in the third quarter.

Apartment Guide management has taken a number of steps to offset the weak market conditions and is seeing the positive impact of its actions.  Sixteen of the 17 remaining black and white Apartment Guides have been converted to color.  To strengthen the brand and create efficiency, publications in two of four cross-town markets were consolidated into one Apartment Guide within each market.  As a result, advertisers are now able to benefit from enhanced circulation and have full-color publications to showcase properties.  Advertisement-specific phone numbers have been added to publications as an additional way to track leads and results for advertisers.

RentClicks performed well in the third quarter, organically growing revenue 30% versus the previous quarter, and 94% versus last year.  The Company is highly enthusiastic about the potential of RentClicks as a platform to serve the small unit rental property marketplace.  This lucrative segment of the marketplace, which consists of rental houses, town homes, condos and single unit apartments, accounts for approximately 70% of the total rental market.  RentClicks is the market leader and, with low market penetration, represents a significant growth opportunity.  The Company continued adding sales resources during the quarter as part of the overall strategy for growing the business.

New Home Guide, NewHomeGuide.com:  The Segment’s New Home Guide/NewHomeGuide.com business, representing 18% of advertising revenue, continued to deliver strong results with total revenue growth of 24% in the quarter.  This strong growth reflects New Home Guide having established itself as one of the most cost-effective and attractive media channels for home builders.

The New Home division continues to rapidly grow its online presence.  The NewHomesGuide.com portfolio of sites is the largest on the internet, and has the fastest growing number of unique visitors versus the prior quarter according to Media Metrix.

Auto Guide, Autoguide.com:  During the third quarter, the Segment’s Auto Guide business, representing 6% of advertising revenue, generated total revenue growth of 31% in the quarter.  This new division represents a $17 million business based on annualized revenue in the third quarter, and continues to have strong growth potential both within its existing markets and through expansion into new markets.

Auto Guide’s revenue, however, declined versus the second quarter, primarily due to divisional management’s failure to implement Auto Guide’s proven and successful sales and operations model in a significant number of Auto Guide markets, including San Diego, where the Company decided to cease publication of its San Diego Auto Guide.  Execution problems were most prevalent in the third quarter, and are expected to impact fourth quarter results.  The Company no longer expects its Auto Guide division to reach a Segment EBITDA breakeven run-rate by year-end.  To address the problem, on October 1st, the head of Auto Guide was replaced by James Moon, now Vice President of the Auto Guide division.  “While Segment revenue is expected to be slightly impacted by prior divisional management’s execution in Auto Guide, Segment EBITDA is expected to be largely unaffected, due in large part to the outstanding results in New Home Guide.  James Moon, now head of Auto Guide, is a major reason why New Home Guide has been so successful.  James understands our business model extremely well, and is very disciplined in applying it market by market.  James’ knowledge of the auto advertising industry and success in our Apartment and New Homes operations gives Auto Guide the leadership necessary to ensure growth and expansion consistent with that in its early days and the first half of the year,” said Robert C. Metz, CEO of Consumer Source Inc.  “Even with prior divisional management’s poor execution in Auto Guide, its growth of 31% in the quarter proves that the product has a great model and strong competitive advantages, and represents an extraordinary opportunity,” Metz added.

Auto Guide continues to grow in line with expectations in the markets where the Company’s sales and operations models have been properly applied.

DistribuTech:  All of PRIMEDIA’s Consumer Source properties continue to benefit from the Company’s leading distribution business, DistribuTech.  Consumer Source’s strategy is to continually optimize distribution for its own guides at minimal cost.

DistribuTech’s strategy to optimize its distribution locations to best meet the distribution needs of the Consumer Source guides has historically and will continue to cause DistribuTech revenue and profitability to fluctuate.

Education (Includes Channel One, Films Media Group, and PRIMEDIA Healthcare)

($ millions)	Third Quarter		Percent	First Nine Months		Percent
	2006	2005	Change	2006	2005	Change
Revenue, net (a)
Advertising	$3.7	$4.2	-11.9%	$17.1	$23.7	-27.8%
Other	6.9	6.8	1.5%	23.5	24.5	-4.1%
Total Net Revenue	$10.6	$11.0	-3.6%	$40.6	$48.2	-15.8%

Segment Expenses	$13.5	$12.7	6.3%	$43.7	$44.2	-1.1%

Segment EBITDA (b)	($2.9)	($1.7)		($3.1)	$4.0	-177.5%

a) This presentation eliminates all intrasegment activity.

b) Reconciled to GAAP measure in the attached Financial Highlights table.

Channel One, which represents all of the Segment’s advertising revenue and a portion of Other revenue, is falling significantly short of expectations for its 2006 fourth quarter selling season.  As a result, its impact on 2006 Segment and consolidated revenue and Segment EBITDA is expected to be substantial, as indicated in the consolidated guidance section at the beginning of this document.  The Company is in the process of assessing the business.

In October, Channel One secured a $2.25 million grant from the John S. and James L. Knight Foundation to fund a three-year, national campaign to promote teens’ awareness and appreciation of the First Amendment.  The educational campaign will launch in January 2007.

Channel One launched the 2006-7 broadcast season from its state-of-the-art, fully digitized newsroom in Washington, D.C.  Relocating the studio to the heart of the nation’s capitol also reduces operating costs by an estimated $2 million annually.  The positive impact on expenses related to the move was realized beginning this quarter.

Under new management, Films Media Group (FMG) is focused on leveraging technology, partnerships, and enhanced distribution channels to create new growth opportunities.  FMG continues to facilitate customers’ transition to digital media, influencing integrative learning through the use of new formats including the FMG On Demand digital delivery platform.

PRIMEDIA Healthcare, the Company’s continuing medical education business, continues to perform well.  Healthcare benefits from a close strategic partnership with Massachusetts General Hospital, a leading healthcare educational organization.

Depreciation, Amortization, and Interest Expense

Depreciation expense was approximately $7.2 million in the third quarter 2006 versus $7.1 million in the same period of the prior year.  Amortization expense was $3.5 million in the third quarter, compared to $2.6 million in the prior year.  The increased amortization is due to higher levels of intangible assets resulting from acquisitions made in 2005.  Interest expense was approximately $33.6 million in the third quarter, compared to $32.4 million in 2005.  The 2006 expense was increased by $0.5 million due to the fair value measurement of the liability arising from the forward agreement related to the Automotive.com acquisition. Excluding this increase, the Company’s interest expense increased due to higher interest rates, partially offset by lower debt levels.

Discontinued Operations

On September 26, 2006, the Company sold its Crafts Group for approximately $132.0 million, resulting in a net gain of approximately $46.3 million.  The operations of the Crafts Group had been classified previously as discontinued operations.  In addition, on September 1, 2006, the Company sold its Gems Group for approximately $6.5 million, resulting in a net gain of approximately $3.0 million.  The operations of Gems have been classified as discontinued operations for all periods presented, in accordance with the requirements of SFAS 144, “Accounting for the Impairment or Disposal of Long-lived Assets”.

Liquidity and Leverage

The Company has adequate financial resources to meet its cash needs and service its debt and other fixed obligations for the foreseeable future.  As of September 30, 2006, the Company had approximately $327 million in cash and unused credit lines.  Free cash flow for the third quarter 2006 was $13.8 million compared to $21.1 million for the same three months last year.  For the nine months ending September 30, Free Cash Flow was $11.5 million compared to negative $21.2 million for the same nine months in 2005.  The increase in Free Cash Flow through the first nine months of 2006 is due primarily to lower debt service and improvements in working capital.  In October, 2006, the Company repurchased at a discount $5.2 principal amount of the 8% Senior Notes due 2013 for $4.8 million plus $164 thousand of accrued interest.  The leverage ratio, as defined by the Company’s credit agreements, for the 12 months ended September, 2006, is 6.0 times versus the permitted maximum of 6.25 times.

Use of the Term Segment EBITDA

The Company is organized into three business segments:  Enthusiast Media, Consumer Guides, and Education.

Enthusiast Media Segment EBITDA, Consumer Guides Segment EBITDA and Education Segment EBITDA are reconciled to net income in the attached table.  Segment EBITDA for a segment is defined as segment earnings before interest, taxes, depreciation, amortization and other credits (charges).  Other credits (charges) include non-cash compensation and provision for severance, closures and restructuring related costs.  We believe that Segment EBITDA is an accurate indicator of the Company’s segment results because it focuses on revenue and operating costs driven by operating managers’ performance.  These segment results are used by the Company’s chief operating decision maker, its Chairman, CEO and President, to make decisions about resources to be allocated to the segments and to assess their performance.

Segment EBITDA is not intended to be and should not be considered as an alternative to net income as determined in conformity with accounting principles generally accepted in the United States of America.  Segment EBITDA as presented may not be comparable to similarly titled measures reported by other companies since not all companies necessarily calculate Segment EBITDA in an identical manner, and therefore, is not necessarily an accurate measure of comparison between companies.

Use of the Term Free Cash Flow

Free Cash Flow is defined as net cash provided by operating activities adjusted for additions to property, equipment and other, net and capital lease obligations.

The Company’s chief operating decision maker, its Chairman, CEO and President, uses free cash flow to make decisions based on the Company’s cash resources.  Free Cash Flow also is considered to be an indicator of the Company’s liquidity, including its ability to reduce debt and make strategic investments.

Free Cash Flow is not intended to represent cash flows from operating activities as determined in conformity with accounting principles generally accepted in the United States of America.  Free Cash Flow as presented may not be comparable to similarly titled measures reported by other companies since not all companies necessarily define Free Cash Flow in an identical manner, therefore, it is not necessarily an accurate measure of comparison between companies.

Investor Conference Call

PRIMEDIA’s management will hold a conference call on November 7, 2006, 10:00 am, Eastern Time (GMT -5).  To participate in the call, please dial (800) 817-4887 if you are in the U.S., or (913) 981-4913 if you are outside the U.S.  The conference ID is 8591094.  You should dial in at least five minutes prior to the start of the call.  A recorded version will be available after the conference call at

 (888) 203-1112 in the U.S., or (719) 457-0820, if you are outside the U.S.  The replay ID is 8591094.  The recorded version will be available two hours after the completion of the call until 7:00 pm Eastern Time, November 14, 2006.  The live and replay versions of the conference call will be available at www.primedia.com (you will not be able to ask questions via Internet).

About PRIMEDIA

PRIMEDIA is the leading targeted media company in the United States. With 2005 revenue of $990 million, its properties comprise approximately 100 brands that connect buyers and sellers through print publications, Internet, events, merchandise and video programs in three market segments:

•                              Enthusiast Media is the #1 special interest magazine publisher in the U.S. with approximately 90 publications, 100 websites, 90 events, 12 TV programs, over 600 branded products, and has such well-known brands as Motor Trend, Automobile, Automotive.com, Equine.com, In-Fisherman, Power & Motoryacht, Hot Rod, Snowboarder, Stereophile, Surfer, and Wavewatch.com.

•                              Consumer Source Inc. is the #1 publisher and distributor of free consumer guides in the U.S. with Apartment Guide, Auto Guide and New Home Guide, distributing free consumer publications through its proprietary distribution network, DistribuTech, in more than 50,000 locations. The Group owns and operates leading websites including ApartmentGuide.com, AutoGuide.com, NewHomeGuide.com and RentClicks.

•                              Education includes Channel One, a proprietary network to secondary schools, Films Media Group, a leading source of educational video, and PRIMEDIA Healthcare, a continuing medical education business.

This release contains forward-looking statements as that term is used under the Private Securities Litigation Act of 1995.  These forward-looking statements are based on the current assumptions, expectations and projections of the Company’s management about future events. Although the assumptions, expectations and projections reflected in these forward-looking statements represent management’s best judgment at the time of this release, the Company can give no assurance that they will prove to be correct. Numerous factors, including those related to market conditions and those detailed from time-to-time in the Company’s filings with the Securities and Exchange Commission, may cause results of the Company to differ materially from those anticipated in these forward-looking statements.  Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These forward-looking statements are subject to risks and uncertainties and, therefore, actual results may differ materially. The Company cautions you not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.  All references to “Company” and “PRIMEDIA” as used throughout this release refer to PRIMEDIA Inc. and its subsidiaries.

Contacts:	Eric Leeds (Investors): 212-745-1885
Joshua Hochberg (Media): 212-446-1892

###

Financial Highlights Table and Exhibit Follow

PRIMEDIA Inc.

Financial Highlights (Unaudited)

($ in millions, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenue, Net
Advertising	$159.8	$159.5	$474.8	$476.8
Circulation	51.5	51.4	149.7	150.8
Other	42.7	36.0	127.5	106.7
Total Revenue, Net	$254.0	$246.9	$752.0	$734.3
Cost of Goods Sold	$60.0	$56.2	$176.8	$159.9
Marketing and Selling	44.9	46.9	140.8	142.5
Distribution, Circulation and Fulfillment	47.6	47.7	145.0	140.8
Editorial	17.5	17.6	51.6	51.6
Other General Expenses	30.9	30.0	95.0	93.2
Corporate Administrative Expenses	6.6	6.3	20.5	20.0
Total Segment Expenses	$207.5	$204.7	$629.7	$608.0
Segment Earnings before Interest, Taxes, Depreciation, Amortization and Other Credits (Charges) (A) (Segment EBITDA):
Enthusiast Media	$34.3	$32.4	$88.3	$88.4
Consumer Guides	21.7	17.8	57.6	53.9
Education	(2.9)	(1.7)	(3.1)	4.0
Corporate Overhead	(6.6)	(6.3)	(20.5)	(20.0)
Total Segment EBITDA	$46.5	$42.2	$122.3	$126.3
Depreciation of Property and Equipment	(7.2)	(7.1)	(21.8)	(20.2)
Amortization of Intangible Assets and Other	(3.5)	(2.6)	(9.6)	(7.3)
Non-Cash Compensation	(0.4)	(4.1)	(2.9)	(6.5)
Provision for Severance, Closures and Restructuring Related Costs	(0.3)	(0.3)	(2.2)	(1.5)
Gain (Loss) on Sale of Businesses and Other, Net	—	0.1	(0.1)	0.1
Operating Income	35.1	28.2	85.7	90.9
Interest Expense (B)	(33.6)	(32.4)	(85.9)	(98.3)
Interest on Shares Subject to Mandatory Redemption (C)	(4.6)	(21.9)
Amortization of Deferred Financing Costs	(0.6)	(1.0)	(1.9)	(3.5)
Other Income (Expense), Net	0.8	(2.9)	1.1	(7.1)
Income (Loss) Before Provision for Income Taxes	1.7	(12.7)	(1.0)	(39.9)
Provision for Income Taxes	(5.0)	(4.1)	(7.1)	(9.9)
Loss from Continuing Operations ($0.01 and $0.06 loss per basic and diluted share for the three months ended September 30, 2006 and 2005, respectively, and $0.03 and $0.19 loss per basic and diluted share for the nine months ended September 30, 2006 and 2005, respectively)	(3.3)	(16.8)	(8.1)	(49.8)
Discontinued Operations ($0.21 and $0.85 earnings per basic and diluted share for the three months ended September 30, 2006 and 2005, respectively, and $0.26 and $2.39 earnings per basic and diluted share for the nine months ended September 30, 2006 and 2005, respectively, including gains on sales of businesses, net of tax, of $49.2 million and $219.0 million for the three months ended September 30, 2006 and 2005, respectively, and $62.8 and $601.5 for the nine months ended September 30, 2006 and 2005, respectively)	57.1	224.6	67.7	628.1

Cumulative Effect of Change in Accounting Principle (from the adoption of Statement of Financial Accounting Standard No. 123 (R))	—	—	0.0	—
Net Income	$53.8	$207.8	$59.6	$578.3
Basic and Diluted Income per Common Share	$0.20	$0.79	$0.23	$2.20
Basic and Diluted Common Shares Outstanding (weighted average)	264,055,370	263,122,384	263,923,378	262,919,067
Capital Expenditures, net (excluding acquisitions)	$7.6	$8.2	$18.4	$21.7

	At September 30,		At June 30,	At December 31,	At September 30,
	2006		2006	2005	2005
Cash and cash equivalents	$71.8	(D)	4.2	$7.3	$454.7	(F)
Long-term debt, including current maturities (C) (E)	$1,381.7		$1,459.8	$1,464.4	$1,597.6
Shares subject to mandatory redemption (C)	$—		$—	$—	$211.7
Common shares outstanding	264,055,370		263,949,436	263,716,469	263,140,198

(A)                              Other credits (charges ) include non-cash compensation and provision for severance, closures and restructuring-related costs.

(B)                                The 2006 expense w as increased by $0.5 million and reduced by $11.6 million for the three and nine months ended September 30, 2006, respectively , due to the fair value measurement of the liability arising from the forward agreement related to the Automotive.com acquisition.

(C)                                During 2005, the Company redeemed all of its outstanding shares subject to mandatory redemption (Exchangeable Preferred Stock) (liquidation preference of approximately $475) Additionally, the Company redeemed all of its outstanding 7 5/8% Senior Notes due 2008 (principal amount of approximately $226 million.)

(D)                               Includes the remaining net cash proceeds from the Company’s sale of its Crafts Group w hich w as included in the Enthusiast Media segment.

(E)                                 During the nine months ended September 30, 2006, the Company repurchased at a discount approximately $63.6 million principal amount of the 8 7/8% Senior Notes due 2011.   The purchase price was approximately $62.1 million, plus $0.6 million of accrued interest for the nine months ended September, 2006.

(F)                                 Includes the invested remaining net cash proceeds from the Company’s refinancing of certain of its bank debt and the net cash proceeds form the sale of the Business Information segment.

Exhibit A

PRIMEDIA Inc.

Reconciliation of Free Cash Flow to Cash Provided by Operating Activities (Unaudited)

 ($ in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net cash provided by operating activities	$21.9	$30.7	$32.3	$4.6
Additions to property, equipment and other, net (excludes acquisitions)	(7.6)	(8.2)	(18.4)	(21.7)
Capital lease obligations	(0.5)	(1.4)	(2.4)	(4.1)
Free Cash Flow	$13.8	$21.1	$11.5	$(21.2)
Supplemental information:
Cash interest paid, including interest on capital and restructured leases	$17.7	$14.3	$82.4	$83.0
Cash interest paid on shares subject to mandatory redemption	$—	$2.8	$—	$26.5
Cash income taxes paid (net of refunds)	$(0.3)	$4.1	$4.5	$4.3
Cash paid for severance, closures and restructuring related costs	$2.2	$1.9	$4.9	$7.9